EX-28.g.1.i

AMENDMENT
TO
CUSTODIAN SERVICES FEE LETTER

This Amendment (the “Amendment”) is effective as of the 1st day of March, 2010 by and between BRIDGEWAY FUNDS, INC. (the “Fund”) and PFPC TRUST COMPANY (“PFPC Trust”).

BACKGROUND:

A.
PFPC Trust and the Fund entered into a Custodian Services Fee Letter effective as of June 1, 2006 (the “Fee Letter”) relating to PFPC Trust’s provision of custodian services under the terms of the Custodian Services Agreement between the Fund and PFPC Trust dated as of June 1, 2006.

B.	The Fund and PFPC Trust desire to amend the Fee Letter as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.           A new section is hereby added to the Fee Letter following the “Out-of-Pocket and Other Charges” section and preceding the ”Miscellaneous” section and reads as follows:

“Economies of Scale:

To demonstrate efficiencies gained by the consolidation of services within one provider PFPC Trust will extend a credit in the amount of $7,000 per month for the benefit of the Fund and its shareholders."

2.           As amended and supplemented hereby, the Fee Letter shall remain in full force and effect.

3.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below, with an effective date of March 1, 2010.

BRIDGEWAY FUNDS, INC.

By:           /s/ Michael Mulcahy

Name:      Michael Mulcahy

Title:        President

PFPC TRUST COMPANY

By:           /s/ Edward Smith

Name:      Edward Smith

Title:        Vice President and Senior Director